Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Vice President – Finance

(314) 621-0699

Final: For Release

Investor Contacts:

Integrated Corporate Relations

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR REPORTS OCTOBER 2008 AND THIRD QUARTER FISCAL 2008 SALES

Comparable Store Sales Increase 6.2% in October 2008

Comparable Store Sales Increase 4.5% in the Third Quarter Fiscal 2008

ST. LOUIS, Mo. November 6, 2008– Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 241 stores open, today reported net sales for the October 2008 and third quarter fiscal 2008 periods.

For the four-week period ended November 1, 2008, net sales increased 3.1% to $13.4 million, compared to $13.0 million in the four-week period ended November 3, 2007. Comparable store sales (sales for stores open at least one year or more) for the four-week fiscal October 2008 period increased 6.2%, compared to a decrease of 17.5% in the same period last year.

For the thirteen-week period ended November 1, 2008, the Company’s third fiscal quarter, net sales increased 1.9% to $41.1 million, compared to $40.3 million in the thirteen-week period ended November 3, 2007. Comparable store sales for the third quarter increased 4.5%, compared to a decrease of 16.6% in the third quarter last year.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “We are pleased to report a 6.2% increase in October comparable store sales, marking a strong finish to the third quarter. Our sales strengthened through the quarter and we experienced increased regular price selling with notable growth in our dress shoes, boots and branded athletic categories. Our sales reflect strong acceptance of our fall assortments.”

For the thirty-nine week year-to-date period ended November 1, 2008, net sales decreased 2.5% to $128.2 million, compared to $131.5 million in the thirty-nine week period ended November 3, 2007. Year-to-date comparable store sales decreased 0.8%, compared to a decrease of 14.6% in the prior-year period.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 240 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS.

FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, INABILITY TO COMPLY WITH NASDAQ LISTING REQUIREMENTS AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORTS ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.